LIGHTPATH TECHNOLOGIES, INC. COMPLETES THE ACQUISITION OF GELTECH, INC.

ALBUQUERQUE, N.M., Sept. 22 /PRNewswire/ -- LightPath Technologies, Inc. (Nasdaq: LPTH - NEWS), manufacturer of families of high performance fiber-optic collimator, isolator and mechanical switch products, announced the closing of the previously announced acquisition of Geltech, Inc. As required by the agreement signed on August 9, 2000, LightPath has issued 822,737 shares of LightPath class A common stock in exchange for all of the stock of Geltech. Based on the share price at the time of the agreement, the transaction has been recorded at a price of $27.5 million. LightPath also assumed Geltech's debt of approximately $1.4 million. The transaction will be accounted for using the purchase accounting method, resulting in a significant amount of goodwill, which is anticipated to be amortized over a relatively short time period. Any in-process research and development acquired by LightPath will be expensed at the time of the acquisition. These amounts will be reflected beginning in the Company's first quarter.

About Geltech

Geltech, a privately held company headquartered in Orlando, Florida, is a leading manufacturer of precision molded aspherical optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides. Additionally, Geltech has a unique and proprietary line of all-glass diffraction gratings (StableSil(R)) for telecom applications such as optical switching, mux/demux and laser tuning as well as a product family of Sol-Gel based waveguides.
Geltech will continue to operate from its 23,000 and 12,000 square-foot facilities in Orlando, Florida and Auburn, California, respectively, as a wholly owned subsidiary of LightPath. Dr. Jean-Luc Nogues and D. Todd Childress will continue in their current roles as President/CEO/COO and Chief Financial Officer, respectively, of Geltech.

About LightPath

LightPath manufacturers its proprietary collimator assemblies, GRADIUM(R) glass products and other optical telecommunications products at its headquarters in Albuquerque. The Company's other subsidiary, Horizon Photonics, manufacturers isolator products utilizing its proprietary automation technology in Walnut, California. LightPath also has an office in Warren, New Jersey for the purpose of developing various optical switch products. After the acquisition, the Company has 46 U.S. patents, plus 8 more pending, associated with its optical technologies. In addition, various foreign countries have issued a total of 18 patents with 28 patents pending. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:  Donald E. Lawson, President & CEO of LightPath
           Donna Bogue, CFO of LightPath
           LightPath Technologies, Inc. (505) 342-1100
           Internet:  www.light.net
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           Dr. Jean-Luc Nogues, CEO of Geltech
           D. Todd Childress, CFO of Geltech
           Geltech, Inc. (407) 382-4003
           Internet:  www.geltech.com

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

SOURCE: LIGHTPATH TECHNOLOGIES, INC.